Exhibit 4.2.1

Execution Version

PROMISSORY NOTE

$11,614,197.19	July 20, 2009

On or before the Maturity Date, the undersigned, MGP INGREDIENTS, INC. f/k/a Midwest Grain Products, Inc., a Kansas corporation, whose address is 100 Commercial Street, Box 130, Atchison, Kansas (“MGP”), for value received, promises to pay to the order of CENTRAL ILLINOIS LIGHT COMPANY, an Illinois corporation, whose address is 300 Liberty Street, Peoria, Illinois 61602 (“CILCO”), at 300 Liberty Street, Peoria, Illinois 61602, or at such other place as may be designated in writing by CILCO, in lawful money of the United States of America in immediately available funds, the principal sum of Eleven Million Six Hundred Fourteen Thousand One Hundred Ninety-Seven Dollars and Nineteen Cents ($11,614,197.19) together with interest on the aforesaid principal sum, from the date hereof, at the rate or rates hereinafter specified.

This Note is executed in connection with that certain Restructuring Agreement dated of even date herewith between MGP and CILCO (the “Restructuring Agreement”).  The term “Maturity Date” shall mean March 14, 2011, or any earlier date on which payment hereunder is due whether by acceleration or otherwise.  This Note is secured by an Assignment of Income Tax Refunds and Proceeds of even date herewith by and among MGP and CILCO (the “Assignment”).

During the period between the date of this Note and the Maturity Date, MGP agrees to pay interest on the from time to time unpaid principal balance of this Note at a rate of nine percent (9%) per annum (the “Loan Interest Rate”).

Subject to the provisions of this paragraph, said principal shall be due and payable in eighteen (18) equal monthly installments together with interest thereon, with the first such payment being due October 14, 2009 and the final payment being due on the Maturity Date.  In addition, on each of August 14, 2009 and September 14, 2009, interest payments shall be due and payable on the outstanding principal amount of the Note.  Each of the payments made pursuant to this Note shall be applied first to the payment of accrued interest and then to the reduction of the principal balance.  MGP agrees that for so long as any principal or interest remains outstanding under this Note, all distributions, refunds and other payments of money relating to the Collateral (as defined in the Assignment), shall be paid and delivered directly to CILCO and applied as a prepayment of the Note (up to the aggregate amount of the then outstanding principal and interest on this Note).  In the event that MGP directly receives any portion of such Collateral, MGP agrees to make prepayment of this Note in the full amount of such Collateral (up to the amount of the then outstanding principal and interest on this Note) within five (5) days of the receipt of any such Collateral.  After each prepayment of Collateral, the principal balance of this Note shall be accordingly reduced and the remaining principal shall thereafter be due and payable in a number of equal monthly installments equal to the number of payment dates remaining until (and including) the Maturity Date, together with interest thereon, with the first such payment being due on the 14th day of the month following the applicable prepayment.

CILCO shall invoice MGP for amounts due pursuant to this Note at least fourteen (14) days in advance of the due date of each payment, provided that CILCO’s failure to deliver any such invoice or notice shall in no way relieve MGP of any payment obligation hereunder.  Invoices shall be delivered to MGP at the address set forth in the initial paragraph of this Note or to such other address as MGP may from time to time notify CILCO in writing.

After the Maturity Date, the rate of interest of this Note shall be the Loan Interest Rate plus five (5) percentage points per annum (the “Default Rate”).

If any payment of principal or interest due on this Note is payable on a day which is a Saturday, Sunday, or legal holiday in the State of Illinois, then such payment shall be due on the next business day, the amount of such payment, in such case, to include all interest accrued to the date of actual payment.

Should (a) MGP fail to make any payment hereunder on the date when due (including the payment of any portion of the Collateral), and any portion of such payment shall remain unpaid for a period of five (5) days after such due date, (b) MGP undergo a Change in Control (as defined below), (c) there be a violation of any term, condition, covenant, representation or warranty set forth in the Restructuring Agreement, the Assignment or any agreement or certificate referenced by either such document, or (d) MGP divest all or substantially all of its interest in that certain grain processing plant located at 1301 South Front Street, Pekin, Illinois 61554, then in any such case the holder of this Note, at its option and without further notice or demand, may declare immediately due and payable the entire unpaid balance of principal due under this Note, together with all accrued interest thereon.  In such case, the holder of this Note may also recover all costs of suit and other expenses in connection with efforts to collect any of the aforesaid amounts, together with reasonable attorneys’ fees (including attorneys’ fees for representation in proceedings under the Bankruptcy Code), regardless of whether litigation is commenced, together with interest on any judgment obtained by the holder of this Note at the Default Rate, including interest at the Default Rate from and after the date of any such default until actual payment is made to the holder of this Note of the full amount due such holder.

As used above, the term “Change in Control” means, with respect to a referenced Person, the occurrence of any one of the following events:  (a) any Person who is not an Affiliate of the referenced Person becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, of more than twenty percent (20%) of the referenced Person’s voting stock or equity; (b) the referenced Person adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or (c) the referenced Person is party to a merger, consolidation, other form of business combination with a Person not Affiliated with the referenced Person, unless the business of the referenced Person is continued following any such transaction by a resulting entity (which may be, but need not be, the referenced Person) and the owners of the referenced Person immediately prior to such transaction hold, directly or indirectly, a majority of the voting power of the resulting entity.

MGP reserves the right to prepay the whole or any part of the principal sum hereof at any time or from time to time, without premium or penalty, so long as no default has occurred under this Note.  The holder, however, shall have no obligation to re-advance any sums prepaid and any partial prepayment shall not relieve the undersigned of paying succeeding installment maturities when due.  Interest accrued on any part of the principal hereof which is prepaid shall be paid with such principal prepayment.

Presentment and demand for payment, notice of non-payment, protest, protest of non-payment, notice of protest, notice of dishonor, and any and all lack of diligence and suit are hereby waived by all parties liable hereon.  Any failure by any holder hereof to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter.

The loan evidenced hereby has been made and this Note has been delivered, in Peoria, Illinois, and such loan, this Note, and the rights, obligations and remedies of CILCO and the undersigned shall be governed by and construed in accordance with the internal laws of the State of Illinois.  All obligations of the undersigned and rights, powers and remedies of CILCO, expressed herein shall be in addition to, and not in limitation of, those provided by law.  This Note shall be freely assignable by CILCO.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED OF EVEN DATE HEREWITH BY AND AMONG MGP, CILCO AND WELLS FARGO BANK, NATIONAL ASSOCIATION.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.  TO PROTECT BORROWER AND CREDITOR FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered as of the date first above written.

MGP INGREDIENTS, INC.
f/k/a Midwest Grain Products, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President & CEO

Signature Page to Promissory Note